Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-70493, 333-79157, 333-74876, 333-84329, 333-80755, 333-85914, 333-118329, and 333-167331 on Form S-8 of our reports dated February 21, 2013, relating to the financial statements and financial statement schedule of Select Comfort Corporation and subsidiaries (the “Company”) (which report expressed an unqualified opinion), and the effectiveness of Select Comfort Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Select Comfort Corporation for the year ended December 29, 2012.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 21, 2013